EXHIBIT 21.1

ALTERNUS ENERGY INC.

LIST OF SUBSIDIARIES

Subsidiary	Jurisdiction of Incorporation
Power Clouds SRL	Romania
F.R.A.N. Energy Investment SRL	Romania
AE Europe B.V.	Netherlands
PC-Italia-01 S.R.L.	Italy
PC-Italia-02 S.p.A.	Italy
Sant’Angelo Energia S.r.l.	Italy
PCG_HoldCo GmbH	Germany
PCG_GP UG	Germany
PSM 20 UG & Co. KG	Germany
PSM 40 UG &n Co. KG	Germany
GRK 17.2 GmbH & Co KG	Germany
GRT 1.1 GmbH & Co KG	Germany
ALTN HoldCo UG	Germany
Alternus Energy International Ltd.	Ireland
CIC Rooftop 2 S.r.l.	Italy
CIC RT Treviso S.r.l.	Italy
SPV White One S.r.l.	Italy
CTS Power 2 S.r.l.	Italy
AEN 01 B.V.	Netherlands
Zonnepark Rilland B.V.	Netherlands
AEN 02 B.V.	Netherlands
PC Italia 03 S.R.L.	Italy
PC Italian 04 S.R.L.	Italy